As filed with the Securities and Exchange Commission on July 26, 2007.
Registration No. ___

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

LAKELAND INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-3115216 (I.R.S. Employer Identification No.)

701-7 Koehler Avenue, Ronkonkoma, NY (Address of Principal Executive Offices)	11779 (Zip Code)

LAKELAND INDUSTRIES, INC. 2006 INCENTIVE PLAN
(Full title of the plan)

Christopher J. Ryan
President, CEO and Secretary
Lakeland Industries, Inc.
701-7 Koehler Avenue
Ronkonkoma, NY 11779
(Name and address of agent for service)
(631) 981-9700
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price	aggregate offering	Amount of
to be registered	registered(1)	per share(2)	price(2)	registration fee(2)
Common Shares, par value $0.01 per share (1)	253,000	$13.98	$3,536,940	$108.58

(1)	Also includes an indeterminable number of additional shares that may become issuable pursuant to the anti-dilution provisions of the Plans.

(2)
The registration fee has been calculated pursuant to Rule 457(c) and (h) of the Securities Act and is based on the average of the high and low sale prices per share of the Registrant’s Common Stock on July 23, 2007 of the Company’s Common Shares, as reported on NASDAQ.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. The registrant shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant shall furnish to the Commission or its staff a copy or copies of any or all of the documents included in such file. Such documents, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Explanatory Note

     Lakeland Industries, Inc. (the “Company”) has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to (i) register 253,000 common shares, $0.01 par value, of the Company (the “Common Shares”) that are reserved for issuance under the Lakeland Industries, Inc. 2006 Incentive Plan (the “Plan”).

Item 3. Incorporation of Documents by Reference.
     The information filed (but not information furnished) in the documents listed in (a) through (b) below is incorporated by reference in this registration statement. All information filed (but not information furnished) in documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of the filing of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities registered hereunder have been sold, or that de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2007 filed with the Commission on April 12, 2007 as amended by Form 10-K/A filed April 27, 2007.

(b)	All other information filed (but not information furnished) in reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since January 31, 2007.

Item 4. Not Applicable.

Item 5. Interest of Named Experts and Counsel.
     The legality of the Common Shares offered hereby has been passed upon for the Company by Christopher J. Ryan, President and General Counsel of the Company. Mr. Ryan is paid a salary by the Company and he participates in various employee benefit plans offered to its employees generally. Mr. Ryan holds unvested equity incentive awards with respect to Common Shares of the Company, valued at greater than $50,000.

Item 6. Indemnification of Directors.
     Article TENTH of the Company’s Restated Certificate of Incorporation filed in Delaware on July 18, 1986 states that no director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as director, occurring on or after the effective date of this provision, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

     The above indemnification is in compliance with Subchapter IV §145 (a) through (g) of the General Corporation Law of the State of Delaware.

     The Company maintains a directors’ and officers’ insurance polity that insures the officers and directors of the Company from claims arising out of an alleged wrongful act by such person in their respective capacities as officers and directors of the Company.

Item 7. Not Applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit
4.1	Lakeland’s 2006 Incentive Plan

4.2	Restated Certificate of Incorporation of the Company, as amended

5	Opinion of Christopher J. Ryan as to legality of the Common Shares being registered

23.1	Consent of Holtz Rubenstein Reminick LLP.

23.2	Consent of Christopher J. Ryan (included in opinion filed as Exhibit 5 hereto)

24	Power of Attorney (included in the signature page to this registration statement)

Item 9. Undertakings.

A.   The undersigned Company hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)
 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.
The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 6 above or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Ronkonkoma, state of New York, on July 26, 2007.

LAKELAND INDUSTRIES, INC.

By:	/s/ Christopher J. Ryan
President, General Counsel

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher J. Ryan or Gary Pokrassa and each of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and re-substitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto any such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that any such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on July 26, 2007.

Signature	Title

/s/ Christopher J. Ryan
Christopher J. Ryan	President, Chief Executive Officer, General Counsel and Director (principal executive officer)

/s/ Gary Pokrassa	Chief Financial Officer (principal financial officer)
Gary Pokrassa

/s/ James M. McCormick	Controller
James McCormick

/s/ Raymond Smith	Chairman of the Board

Raymond Smith

/s/ Stephen M. Bachelder	Director
Stephen M. Bachelder

/s/ Michael Cirenza	Director
Michael Cirenza

/s/ Eric O. Hallman	Director
Eric O. Hallman

/s/ Alfred John Kreft	Director
Alfred John Kreft

/s/ John J. Collins	Director
John J. Collins

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Lakeland Industries, Inc. 2006 Incentive Plan

4.2	Restated Articles of Incorporation of the Company, as amended (2)

5	Opinion of Christopher J. Ryan as to legality of the Common Shares being registered

23.1	Consent of Holtz Rubenstein Reminick LLP

23.2	Consent of Christopher J. Ryan (included in opinion filed as Exhibit 5 hereto)

24	Power of Attorney (included in the signature page to this registration statement)